EXHIBIT 5.1

                         OPINION OF LATHAM & WATKINS LLP

                              Latham & Watkins LLP
                        505 Montgomery Street, Suite 1900
                      San Francisco, California 94111-2562

September 24, 2004

Tegal Corporation
2201 South McDowell Boulevard
Petaluma, CA 94955

      Re:   Tegal Corporation
            5,100,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

      In connection with the registration by Tegal Corporation, a Delaware corporation (the "Company"), of 5,100,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on September 24, 2004 (the "Registration Statement"), to be issued under the Sixth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (the "1998 Plan"), the Fourth Amended and Restated Option Plan for Outside Directors (the "Director Plan") and the Second Amended and Restated Employee Qualified Stock Purchase Plan (the "Purchase Plan," and together with the 1998 Plan and the Director Plan, the "Plans"), you have requested our opinion set forth below.

      In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. For the purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

      We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

      Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plans, will be validly issued, fully paid and nonassessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Latham & Watkins LLP